STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

GLOBAL KARAOKE NETWORK, INC.

Pursuant to Section 242 of the Delaware General Corporations Law, the undersigned, being the Chief Executive Officer of Global Karaoke Network, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that the following resolutions were adopted by the Corporation’s Board of Directors and its majority stockholder as hereinafter described:

RESOLVED, that at the effective time of this amendment, Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered I so that, as amended, said Article shall be and read as follows:

ARTICLE I

The name of the Corporation is Anchorage International Holdings Corp. (the “Corporation”).

RESOLVED, that at the effective time of this amendment, each share of common stock of the Corporation shall be subject to a two for one (2:1) forward split with all fractional shares rounded to the nearest whole share.

RESOLVED, that at the effective time of this amendment , Certificate of Incorporation is this corporation be amended by changing the Article thereof numbered IV so that, as amended, said Article shall be and read as follows:

ARTICLE IV

Capital Stock

The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 2,010,000,000 shares. 2,000,000,000 shares shall be Common Stock, each having a par value of $0.00001. 10,000,000 shares shall be Preferred Stock, each having a par value of $0.00001.

The foregoing resolution and this Certificate of Amendment were adopted by the Board of Directors of the Corporation pursuant to a written consent of the directors of the Corporation dated August 8, 2013 in accordance with Section 141 of the Delaware General Corporation Law, and by the written consent dated August 8, 2013 of the holder of shares of the Corporation’s voting stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to the Corporation’s Certificate of Incorporation as of August 8, 2013.

GLOBAL KARAOKE NETWORK, INC.

/s/ Jason Sakowski

Jason Sakowski

President, CEO and Director